June 29, 2012

Nile Capital Investment Trust

152 West 57th Street

32nd Floor

New York, NY  10019

Re:  Nile Capital Investment Trust, File Nos. 811-22834 and 333-164528

Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 1 to the Nile Capital Investment Trust’s Registration Statement.  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 4 to the Registration Statement under the Securities Act of 1933 (Amendment No. 5 under the Investment Company Act of 1940) (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP